SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2002

MindArrow Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28403 (Commission File Number)	77-0511097 (I.R.S. Employer Identification No.)

2120 Main Street, Suite 200, Huntington Beach, California (Address of principal executive offices)	92648 (ZIP Code)

Registrant’s telephone number, including area code: (714) 536-6200

101 Enterprise, Suite 340, Aliso Viejo, California 92656
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
SIGNATURE

ITEM 5. OTHER EVENTS

         On August 12, 2002, at a Special Meeting of Stockholders of MindArrow Systems, Inc. (the “Company”), the Company’s stockholders approved an amendment to our 2000 Stock Incentive Plan to increase, by 3,500,000 shares, the number of shares available for issuance under the plan. The stockholders also approved the sale of an additional 5,600,000 shares of Common Stock at $0.40 per share and warrants to purchase up to 4,400,000 shares of Common Stock, pursuant to a Securities Purchase Agreement dated June 12, 2002, as amended (the “Purchase Agreement”) between the Company and a group of investors (the “Purchasers”) led by East-West Capital Associates, Inc. and its affiliate (“EWCA”). After obtaining stockholder approval, on August 16, 2002 the Company closed on additional funds under the Purchase Agreement. The Company had previously completed an initial closing under the Purchase Agreement in June 2002.

         On August 16, 2002, the Company received an aggregate of $740,000 in cash proceeds under the Purchase Agreement, and issued an additional 1,850,000 shares of common stock and warrants to purchase 650,000 shares of common stock. Also, on August 16, 2002, the Company completed an exchange of $250,000 in debt, representing the cancellation of a portion of a subordinated promissory note issued by the Company in connection with the Company’s acquisition of certain assets of Radical Communication, Inc. (“Radical”) in September 2001. In exchange for cancellation of $250,000 in current debt, Radical received 625,000 shares of common stock, together with warrants to purchase 187,500 shares of common stock at $.50, 125,000 shares at $0.75; 125,000 shares at $1.00, 125,000 shares at $1.25, and 156,250 at 60% of the average closing price of our stock if and when the Company’s stock trades for 20 consecutive days below $0.40 per share.

         The following unaudited pro forma condensed consolidated balance sheet data is presented as if these transactions occurred, and proceeds were received, as of June 30, 2002.

	June 30, 2002	Pro forma	June 30, 2002
	(Actual)	Adjustments	(Pro forma)

Working capital (deficit)	$(2,062,219)	$990,000	$(1,072,219)

Total assets	8,933,109	740,000	9,673,109

Total liabilities	4,867,907	(250,000)	4,617,907

Stockholders’ equity	4,065,202	990,000	5,055,202

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 16, 2002	MindArrow Systems, Inc.

	By:	/s/ ROBERT I. WEBBER

Robert I. Webber Chief Executive Officer